Exhibit 99.3

September 22, 2017

Sea Limited

1 Fusionopolis Place,

#17-10, Galaxis,

Singapore 138522

Legal Opinion

RE: Offering of American Depositary Shares Representing Class A Ordinary Shares of Sea Limited

Dear Sirs / Madams,

We are qualified lawyers of the Social Republic of Vietnam (“Vietnam”) and, as such, are qualified to issue this opinion on the laws and regulations of Vietnam.

1.	Purpose

We act as the Vietnam counsel to Sea Limited (the “Issuer”), a company incorporated under the laws of the Cayman Islands, and this opinion is delivered to you solely for your benefit in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each ADS representing certain number of Class A ordinary shares of the Issuer, by the Issuer as set forth in the Issuer’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Issuer with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Issuer’s proposed listing of the ADSs on the New York Stock Exchange.

2.	Documents

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Issuer and Local Companies (defined below) and such other documents, corporate records and certificates issued by the governmental authorities in Vietnam (collectively the “Documents”).

3.	Definitions

As used in this opinion:

“Local Companies” means Vietnam Esports and Entertainment Joint Stock Company, Vietnam Esports Development Joint Stock Company, and Shopee Company Limited, all of which are companies duly incorporated and existing under Vietnam laws, and each a “Local Company”.

“Vietnam Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, circulars, notifications, judicial interpretations and subordinate legislations of Vietnam currently in effect.

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4.	Assumptions

In our examination of the Documents, we have assumed that:

(a)	All signatures and seals on the Documents are genuine.

(b)	All copies of the Documents are complete and conform to the originals.

(c)	Each party to the Documents (other than the Local Companies and the individuals who are citizens of Vietnam) has the capacity, power and authority:

(i)	to execute the Documents to which it is a party; and

(ii)	to exercise its rights and perform its obligations under the Documents to which it is a party.

(d)	Each party to the Documents has duly authorised, executed and delivered the Documents to which it is a party in accordance with all applicable laws (other than Vietnam Laws).

(e)	All consents, licences, approvals, notices, filing, publications and registrations which are necessary under any applicable laws (other than Vietnam Laws) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained or will be made and obtained within the period permitted by such laws or regulations.

(f)	All factual statements made in the Documents are true, accurate and complete.

(g)	Nothing has been withheld that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

We are properly qualified to practice law in Vietnam and to opine solely on Vietnam Laws available and effective as of the date of this opinion. We do not represent ourselves as being familiar with the laws of any other jurisdiction and express no opinion on the laws of any other jurisdiction, and we have assumed that there is nothing in the laws of any jurisdiction other than Vietnam which will affect this opinion.

5.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as Vietnam Laws are concerned:

(a)	The description of the corporate structure of the Local Companies (the “Ownership Structure”) and the contractual arrangements among the Issuer or its relevant subsidiaries, the Local Companies and the shareholders of the Local Companies (the “Contractual Arrangements”) set forth under the caption “Corporate History and Structure” in the Registration Statement are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects.

(b)	The Ownership Structure of the Local Companies, both currently and immediately after giving effect to this Offering, does not and will not result in any violation of the Vietnam Laws. Each of the Contractual Arrangements, both currently and immediately after giving effect to the Offering, is valid and legally binding on each of the parties of the Contractual Arrangements under Vietnam laws, enforceable in accordance with its terms, and each of the Contractual Arrangements does not and will not violate any Vietnam Laws.

(c)	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Business”, and “Regulation”, in each case insofar as such statements describe or summarize Vietnam Laws, documents, agreements or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarize in all material respects the Vietnam Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects. The disclosures containing our opinions in the Registration Statement under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” constitute our opinions.

5.	Qualifications

This opinion is subject to the following qualifications:

(a)	A party to any agreement may be able to avoid its obligations under that agreement (and may have other remedies) if it has been induced to enter into that agreement by a misrepresentation and the relevant obligations may not be enforceable; if there has been fraud, the relevant obligations may not be enforceable.

(b)	Where an obligation is to be performed or observed or is based upon a matter arising in a jurisdiction outside Vietnam, such obligation may not be enforced under Vietnam Law if it would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of such jurisdiction.

(c)	Where a party to an agreement is vested with a discretion or may determine a matter in its opinion, Vietnam Laws may require such discretion to be exercised reasonably or that such an opinion be based upon reasonable grounds.

(d)	Any provision in an agreement providing that a calculation, determination, certificate, notification or opinion will be conclusive and binding will not apply to a calculation, determination, certificate, notification or opinion which is fraudulent or manifestly inaccurate or which is given unreasonably, arbitrarily or without good faith, and will not necessarily prevent judicial enquiry into the merits of any claim.

(e)	Failure to exercise a right may operate as a waiver of that right, notwithstanding any provision to the contrary in the agreement.

(f)	We express no opinion on the truth, accuracy or completeness of any statements of fact, representations or warranties of fact set out in the Documents.

(g)	We express no opinion as to whether the Documents are sufficient for any commercial purpose intended.

(h)	This opinion is subject to the discretion of any competent Vietnamese legislative, administrative or judicial bodies in exercising their authority in Vietnam.

(i)	This opinion is intended to be used in the context which is specifically referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Nguyen Dinh Nha

Nguyen Dinh Nha

Partner

[Chop of Rajah & Tann LCT Lawyers is affixed]

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